Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 24, 2012, except for subsequent events and the effects of the reverse stock split described in Note 14 and Note 15, respectively, as to which the date is March 26, 2012 relating to the financial statements of Vocera Communications, Inc., which appears in Amendment No. 4 to the Form S-1 (File No. 333-175932). We also consent to the incorporation by reference of Amendment No. 4 to the Form S-1 (File No. 333-175932) of the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 26, 2012